UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 29, 2009

BIO SOLUTIONS MANUFACTURING, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-32044	16-1576984
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4440 Arville Street, #6	89103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (702) 222-9532

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01        Entry into a Material Definitive Agreement.

On April 30, 2009, we entered into a Settlement Agreement and General Release pursuant to which we settled that certain action against us in the Superior Court of California for the County of Los Angeles, Case No. BC381299 (the “Action”) filed by Martin Becker and Arnold Sock in November 2007 for breach of a certain Reorganization and Stock Purchase Agreement dated on or about February 1, 2004 by failing to indemnify Becker as required under said agreement seeking approximately $92,000 in damages, as well as interest, fees, and costs  .

Pursuant to the terms of the Settlement Agreement, we agreed to issued the Claimants and their designees 92,000 shares of series B preferred stock with a stated value of $1.00 per share.  The Claimants agreed to certain restrictions on conversion of the Series B Preferred and sale of the underlying common stock, as set forth in the Agreement and the certificate of designation setting forth the terms of the series B preferred stock.  The Claimants filed a Dismissal of Action with the Court on April 30, 2009.  General releases were exchanged amongst the parties.

We relied on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, for the offer and sale of the shares of series B preferred stock.

The paragraphs above describe certain of the material terms of the Settlement Agreement. Such description is not a complete description of the material terms of the settlement and is qualified in its entirety by reference to the agreements entered into in connection with the settlement which are included as exhibits to this Current Report on Form 8-K.

Section 3 – Securities and Trading Markets

Item 3.02        Unregistered Sales of Equity Securities.

See Item 1.01 of this Current Report on Form 8-K, which Item is incorporated herein by this reference, for a description of the terms of the settlement agreement that included the issuance of the shares of the Series B Preferred Stock.

Section 5 – Corporate Governance and Management

Item 5.03        Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On April 29, 2009, we filed a certificate of designation with the Nevada Secretary of State pursuant to which we designated 92,000 shares of our preferred stock as Series B Preferred Stock.  The Series B Preferred Stock has a sated value of $1.00 per shares and is convertible into shares of common stock at a conversion rate equal to the average of the Per Shares Market Values (as defined) during the 10 trading days immediately prior to conversion.  No holder of series B preferred stock more than 1,000 shares of its series B preferred stock in any given month and collectively the holders of series B preferred stock may not convert more than 4,000 shares in any calendar month.  In addition, holders of the series B preferred stock may not convert such shares into common stock if as a result of such conversion the holder would hold in excess of 4.99% shares of our issued and outstanding common stock.  The series B preferred stock do not contain any voting, liquidation, dividend or preemptive rights.

The paragraphs above describe certain of the material terms of the series B preferred stock. Such description is not a complete description of the material terms of the series B preferred stock and is qualified in its entirety by reference to the certificate of designation setting forth the terms of the series B preferred stock which is included as exhibits to this Current Report on Form 8-K.

Section 9 – Financial Statements and Exhibits

Item 9.01        Financial Statements and Exhibits.

(c)           Exhibits.
Exhibit
Number	Description

3.1	Certificate of Designation of Series B Preferred Stock
10.1	Settlement Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIO SOLUTIONS MANUFACTURING, INC.

(Registrant)

Date: May 5, 2009	By:	/s/ Patricia M. Spretizer
Patricia M. Spreitzer, Secretary